      As filed with the Securities and Exchange Commission on July 20, 2001
                                                           Registration No. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                            IMPAX LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                 65-0403311
    (State or other jurisdiction of           (I.R.S. Employer Identification
    incorporation or organization)                        Number)

                              30831 Huntwood Avenue
                                Hayward, CA 94544
                                 (510) 471-3600
    (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                BARRY R. EDWARDS
                           Co-Chief Executive Officer
                            IMPAX LABORATORIES, INC.
                               3735 Castor Avenue
                             Philadelphia, PA 19124
                                  215-289-2220
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                SOL GENAUER, ESQ.
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                           Philadelphia, PA 19103-6998
                                 (215) 569-5500

                                   ----------

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

--------------------------------------------------------------------------------


                         Calculation of Registration Fee
======================================================================================================================
                                                    Proposed maximum
      Title of shares              Amount          offering price per        Proposed maximum         Amount of
     to be registered         To be registered            unit           aggregate offering price  Registration fee
----------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01
par value per share.......       2,187,500            $13.205 (1)               $28,885.90             $7,221.48
======================================================================================================================

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of Common Stock on the NASDAQ National Market on July 18, 2001.

                                   ----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                            IMPAX LABORATORIES, INC.

                                2,187,500 Shares

                                  Common Stock

     These 2,187,500 shares of our common stock are being offered for sale by the selling stockholders named on page 13 of this prospectus. We will not receive any part of the proceeds from these sales.

     Our common stock trades on the Nasdaq National Market under the symbol "IPXL." On July 19, 2001, the closing sale price of our common stock was $12.95 per share.

     Our principal executive officers are located at Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California, 94544 and our telephone number is (510) 471-3600.

                                   ----------

     You are urged to carefully read the "Risk Factors" section beginning on page 1 of this Prospectus, which describes specific risks and certain other information associated with an investment in our company that should be considered before you make your investment decision.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.




                  The date of this Prospectus is July 20, 2001

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Risk Factors ................................................................1

Where You Can Find More Information .........................................12

Use of Proceeds .............................................................13

Selling Stockholders ........................................................13

Plan of Distribution ........................................................14

Legal Matters ...............................................................15

Experts .....................................................................15

                                  RISK FACTORS


An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information included in this prospectus, in deciding whether to invest in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this "risk factors" section, and elsewhere in this prospectus.

We have experienced and expect to continue to experience operating losses and negative cash flow from operations and our future profitability is uncertain.

We do not know whether or when our business will ever be profitable or generate positive cash flow and our ability to become profitable or obtain positive cash flow is uncertain. We have generated minimal revenues to date and have experienced operating losses and negative cash flow from operations since our inception. As of March 31, 2001, our accumulated deficit was $50,529,000 and we had outstanding indebtedness in an aggregate principal amount of $2,976,000. To remain operational, we must, among other things:

     >>  continue to obtain sufficient capital to fund our operations;
     >>  obtain FDA approval for our products;
     >> prevail in patent infringement litigation in which we are involved; >> successfully launch our new products; and >> comply with the many complex governmental regulations that deal with virtually every aspect of our business activities.

We may never become profitable or generate positive cash flow from operations.

We currently have a limited number of commercialized products and these products generate limited revenues and are expected to have declining revenues over their product lives.

We currently market 18 generic pharmaceuticals, which represent dosage variations of six different pharmaceutical compounds. Our revenues from these products in the year ended December 31, 2000 were approximately $10.2 million. We do not anticipate further revenue growth from these products. Rather, we anticipate that revenues from these products will decline over time. As a result, our future prospects are dependent on our ability to successfully introduce new products. We cannot assure you that our products submitted to the FDA for approval or our other products under development will be approved by the FDA or other regulatory authorities or that our development efforts will be successfully completed. Even if approved for marketing by the FDA, we may not be able to market our products if we do not prevail in patent infringement litigation in which we are involved. Our future results of operations will depend significantly upon our ability to develop, receive FDA approval for, and market new pharmaceutical products.

Our products are subject to a costly and time-consuming regulatory approval process prior to commercialization.

We are required to obtain FDA approval before marketing new drug product candidates. The FDA approval requirements are costly and time consuming. We cannot assure you that our bioequivalence or clinical studies and other data will result in FDA approval to market our new drug products. We believe that the FDA's abbreviated new drug application procedures will apply to our bioequivalent versions of controlled-release drugs. We cannot assure you that any of our bioequivalent versions of controlled-release drugs will be suitable for, or approved as part of, abbreviated applications. Moreover, once a drug is approved, we cannot assure you that we will not have to withdraw such product from the market if it is not manufactured in accordance with FDA standards or our own internal standards.

Some abbreviated application procedures for bioequivalent controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval requirements for particular bioequivalent drugs. We cannot predict at this time whether the FDA will make any changes to its abbreviated application requirements as a result of these petitions or the effect that any changes may have on us. Any changes in FDA regulations or policies may make abbreviated application approvals more difficult and thus may materially harm our business and financial results.

In order to market a new drug that does not qualify for the FDA's abbreviated application procedures, we may have to conduct extensive clinical trials to demonstrate product safety and efficacy and submit an NDA. The process of completing clinical trials and preparing an NDA may take several years and requires substantial resources. We have never submitted an NDA. We cannot assure you that our studies and filings will result in FDA approval to market our new drug products or the timing of any approval.

Patent certification requirements for bioequivalent controlled-release drugs and for some new drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is initiated by the holder or holders of the brand name patents. Most of our pending ANDAs have been filed pursuant to Paragraph IV of the Hatch-Waxman Amendments. We have certified to the FDA that the products for which we have filed these ANDAs do not infringe any valid or enforceable patents. Patent litigation has been instituted against us with respect to each of our pending ANDAs relating to our generic controlled-release product candidates. The FDA will not be able to finally approve any of these ANDAs until the earlier of 30 months from the date the Paragraph IV certification is given to the patent holder, expiration of the patents involved in the certification, or when the patent litigation is resolved in our favor. Delays in obtaining FDA approval of abbreviated applications and some new drug applications can also result from a marketing exclusivity period and/or an extension of patent terms.

We are subject to substantial patent litigation that could delay or prevent our commercialization of new products.

We have and continue to face substantial patent infringement litigation with respect to our proposed products. To date, actions have been filed against us in connection with all seven of the ANDAs we have filed containing certifications relating to infringement, validity or enforceability of patents. In these applications, we have certified that we believe an unexpired patent which is listed with the FDA and covers the brand name product will not be infringed and/or is invalid or unenforceable. Patent litigation is both costly and time consuming. If we are unable to prevail in these litigations or obtain any required licenses, we may be prevented from commercializing our products.

We anticipate that additional actions may be filed as we file additional ANDAs. Patent litigation may also be brought against us in connection with NDA products that we may pursue. The outcome of patent litigation is difficult to predict. Prior to filing an ANDA or NDA, we evaluate the probability of patent infringement litigation on a case-by-case basis and establish a reserve for the estimated patent infringement litigation costs. Our business and financial results could be materially harmed by the delays in marketing our products as a result of litigation, an unfavorable outcome in any litigation or the expense of litigation, whether or not it is successful.

If our strategic alliance with Teva Pharmaceuticals Ltd. fails to benefit us as expected our business will be harmed.

On June 27, 2001 we entered into a strategic alliance agreement with a subsidiary of Teva Pharmaceuticals, Ltd. covering 12 of our controlled release generic pharmaceutical products. The agreement grants to Teva the exclusive right to market in the United States 11 products, five of which are pending approval at the FDA, three of which are under development and three of which are to be mutually agreed upon by Teva and us, and the option to acquire such marketing rights for one additional product. Teva, at its option, can acquire exclusive marketing rights for these products in the rest of North America, South America, the European Union and Israel. We will be responsible to supply Teva with all of its requirements for the products and will share with Teva in the gross margins from its sale of the products. We will depend on our strategic alliance with Teva to achieve market penetration for our products and to generate product revenues for us. We entered into the agreement with Teva on the basis of certain expectations of the level of sales of the products which Teva will achieve. If we fail to maintain our strategic alliance with Teva or if our strategic alliance with Teva fails to benefit us as expected, our revenues will not meet our expectations and our business will be harmed.

We face intense competition in the pharmaceutical industry from both brand name and generic manufacturers and wholesalers that could severely limit our growth.

The pharmaceutical industry is highly competitive and many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than us. We are subject to competition from numerous other entities that currently operate in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and products and other manufacturers that may decide to undertake in-house development of these products. Our generic products may be subject to competition from, among other products, competing generic products marketed by the patent holder. Some of our competitors have greater experience than we do in obtaining FDA and other regulatory approvals. Our competitors may succeed in developing products that are more effective or cheaper to use than we may develop. These developments may render our products uncompetitive. We cannot assure you that we will be able to continue to compete successfully with these companies.

In order to obtain market share for our generic products, our products will need to be successfully marketed to pharmaceutical wholesalers, warehousing chain drug stores, mass merchandisers, mail-order pharmacies and others. These entities often purchase generic products from a limited number of suppliers, which they then sell to end-users. Among the factors considered by these entities in purchasing a generic product are price, on-time delivery, a good record with the FDA and relationship. In order to obtain market share for our brand name products, we will be dependent on physicians prescribing our products to their patients. Among the factors considered by physicians in prescribing a brand name product is the quality and effectiveness of the product. We have only limited experience in marketing our generic products and have no experience in marketing brand name products. We cannot assure you that we or our strategic partners will be able to successfully market our products.

We face risks related to goodwill and intangibles.

During fiscal 2000, we wrote-off $2.0 million of intangibles recorded in connection with product rights and licenses as a result of ceasing manufacturing in our Philadelphia facility, discontinuing the manufacturing and sale of certain of our products and outsourcing the manufacture of certain of our products. At March 31, 2001, after recording this writedown, our goodwill and intangibles were approximately $31.6 million, or approximately 52% of our total assets. There can be no assurance that we will ever realize the value of our goodwill and intangibles. We will continue to evaluate on a regular basis whether events or circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case a charge to earnings would become necessary. Although at March 31, 2001 we do not consider the net unamortized balance of goodwill to be impaired under generally accepted accounting principles, any such future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on our financial condition or results of operations.

Our limited capital may make it difficult for us to repay indebtedness or require us to modify our business operations and plans by spending less money on research and development programs, developing fewer products and filing fewer drug applications with the FDA.

Our cash used in operations has exceeded cash generated from operations in each period since our inception. We anticipate continuing to incur expenses substantially in excess of our product revenues for the foreseeable future. As of March 31, 2001 we had outstanding approximately $2,976,000 of indebtedness, bearing interest at rates ranging from 2% to 8.5% annually. Of this indebtedness, $1,522,000 is owed to General Electric Credit Corporation under our revolving credit facility. The facility expires in July 2001. We expect to incur additional indebtedness in order to purchase our Hayward facility on San Antonio Street and for other purposes. Additionally, as of March 31, 2001, we had a stockholders' accumulated deficit of approximately $50,529,000. We may not be able to maintain adequate capital at any given time or from time to time in the future.

As of March 31, 2001, we had approximately $13.8 million of unrestricted funds. We estimate that these funds will be sufficient for at least the next 9 months of operations at our planned expenditure levels. The exact amount and timing of future capital requirements will depend upon many factors, including continued progress with our research and development programs, expansion of such programs, the approval and launch of new products, as well as the amount of revenues generated by our existing products. We may not be successful in obtaining additional capital in amounts sufficient to fund our operations. Additional financing also may not be available to us on terms favorable to us or our stockholders, or at all. In the event that adequate funds are not available, our business operations and plans may need to be modified. This could result in less money being spent on research and development programs, fewer products being developed and at a slower pace, and fewer drug applications being filed with the FDA.

Generic drug makers are often the most profitable when they are the first producer of a generic drug, and we do not know if we will be the first maker of any generic drug product.

In August 1999, the FDA proposed to amend its regulations relating to 180-day marketing exclusivity for which certain bioequivalent drugs may qualify. In its proposal, the FDA explained that to qualify for exclusivity we must be the first generic applicant to file an ANDA with the FDA in a substantially complete form, rather than the first company to successfully challenge a patent. We believe we were first to file with the FDA on only one ANDA. We cannot predict whether or what changes the FDA may make to its regulations. In March 2000, the FDA issued new guidelines regarding the timing of approval of ANDAs following a court decision in patent infringement actions and the start of the 180-day marketing exclusivity period provided for in the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Amendments, applicable to generic pharmaceuticals. These guidelines could result in us not being able to utilize all or any portion of the 180-day marketing exclusivity period on ANDA products we were first to file on, which currently is only one, depending on the timing of court decisions in patent litigation. We are unable to predict what impact, if any, the FDA's new guidelines may have on our business or financial condition. These guidelines are discussed in further detail under the heading "Business--Regulation--ANDA."

The first generic drug manufacturers receiving FDA approval for generic equivalents of related brand name products have often captured greater market share from the brand name product than later arriving manufacturers. The development of a new generic drug product, including its formulation, testing and FDA approval, generally takes approximately three or more years. Consequently, we may select drugs for development several years in advance of their anticipated entry to market, and cannot know what the market or level of competition will be for that particular product if and when we begin selling the product.

In addition, by introducing generic versions of their own brand name products prior to the expiration of the patents for those drugs, brand name drug companies have attempted to prevent generic drug manufacturers from producing certain products. Brand name companies have also attempted to prevent competing generic drug products from being treated as equivalent to their brand name products. We expect efforts of this type to continue.

We face uncertainties related to clinical trials which could result in delays in product development and commercialization.

Prior to seeking FDA approval for the commercial sale of brand name controlled-release formulations under development, we must demonstrate through clinical trials that these products are safe and effective for use. We have limited experience in conducting and supervising clinical trials. There are a number of difficulties associated with clinical trials. The results of these clinical trials may not be indicative of results that would be obtained from large-scale testing. Clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless, affect the clinical trial results. Moreover, we cannot assure you that our clinical trials will demonstrate sufficient safety and efficacy to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in pre-clinical studies. These failures have often resulted in decreases in stock prices. If any of our products under development are not shown to be safe and effective in clinical trials, our business and financial results could be materially harmed by any resulting delays in developing other compounds and conducting related clinical trials.

Our assumptions may not bear out as we expect.

Our expectations regarding the success of our products and our business are based on assumptions which may not bear out as we expect. In our press releases and other public documents we have forecast the accomplishment of objectives material to our success, such as anticipated filings with the FDA and anticipated receipt of FDA approvals. The actual timing of these events can vary dramatically due to factors such as the uncertainties inherent in the drug development and regulatory approval process and delays in achieving manufacturing capacity and marketing infrastructure sufficient to commercialize our products. We cannot assure you that we will make regulatory submissions or receive regulatory approvals as forecasted or that we will be able to adhere to our current schedule for product launch.

The time necessary to develop generic drugs may adversely affect when and the rate at which we receive a return on our capital.

We begin our development activities for a new generic drug product several years in advance of the patent expiration date of the brand name drug equivalent. The development process, including drug formulation, testing and FDA review and approval often takes three or more years. This process requires that we expend considerable capital to activities that do not yield an immediate or near-term return. Also, because of the significant time necessary to develop a product, the actual market for a product at the time it is available for sale may be significantly less than the originally projected market for the product. If this were to occur, our potential return on investment to develop the product, if approved for marketing by the FDA, would be adversely affected.

Operating our business successfully depends, in part, on a variety of factors outside of our control.

Our business could be adversely impacted by the occurrence of unforeseen events, many of which are outside our control, including;

     >>  changes in raw material supplies and suppliers;
     >>  changes in FDA and other regulatory requirements;
     >> changes in physician or consumer preferences; and >> changes in reimbursement laws or policies relating to governmental programs and private payors.

Our revenues and operating results have fluctuated and could fluctuate significantly in the future, which may have a material adverse effect on our results of operations and stock price.

Our revenues and operating results may vary significantly from quarter to quarter as well as in comparison to the corresponding quarter of the preceding year. Variations may result from, among other factors:

     >>  the timing of FDA approvals we receive;
     >> the timing of process validation for particular generic drug products; >> the timing of product launches;
     >> the introduction of new products by others that render our products obsolete or noncompetitive;
     >> outcome of our patent infringement litigations; and >> the addition or loss of customers.

Our results of operations will also depend on our ability to maintain selling prices and gross profit margins. As competition from other manufacturers intensifies, selling prices and gross profit margins often decline, which has been our experience with our existing products. The timing of our future operating results may also be affected by a variety of additional factors, including the results of future patent challenges and the market acceptance of our new products.

Restrictive FDA regulations govern the manufacturing and distribution of our products.

In addition to requiring FDA approval prior to marketing any of our products, we are subject to FDA regulations regarding the development, manufacture, distribution, labeling and promotion of prescription drugs. In addition, the FDA requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with current Good Manufacturing Practices, or cGMP, standards. Our business and financial results could be materially harmed by any failure to comply with manufacturing and other requirements.

Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration, or DEA. Further, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to bar companies and individuals from future drug application submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority and may also pursue monetary penalties. Our business and financial results could be materially harmed by these requirements or FDA or DEA actions.

We will need an effective sales organization to market and sell our future brand products and our failure to have an effective sales organization may harm our business.

Currently we do not have an active sales division to market and sell our brand products that we may develop or acquire. We cannot assure you that prior to the time any brand products are available for commercial launch we will be able to recruit qualified individuals. Our inability to enter into satisfactory sales and marketing arrangements in the future may materially harm our business and financial results. We may have to rely on collaborative partners to market our products. These partners may not have the same interests as us in marketing the products and we may lose control over the sales of these products.

Decreases in health care reimbursements could limit our ability to sell our products or decrease our revenues.

Our ability to maintain revenues for our products will depend in part on the extent to which reimbursement for the cost of pharmaceuticals will be available from government health administration agencies, private health insurers and other organizations. In addition, third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely affect the pricing of our product candidates. Moreover, health care reform has been, and is expected to continue to be, an area of national and state focus, which could result in the adoption of measures that could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. We cannot assure you that health care providers, patients or third party payors will accept and pay for our pharmaceuticals. In addition, there is no guarantee that health care reimbursement laws or policies will not materially harm our ability to sell our products profitably or prevent us from realizing an appropriate return on our investment in product development.

We are subject to an outstanding court order governing manufacture of our products that may adversely affect our product introduction plans and results of operations.

On May 25, 1993, the United States District Court for the Eastern District of Pennsylvania issued an order against Richlyn Laboratories, Inc. that, among other things, permanently enjoined Richlyn from selling any drug manufactured, processed, packed or labeled at its Philadelphia facility unless it met certain stipulated conditions. When we acquired the facilities and drug applications of Richlyn, we became subject to the conditions in that court order. The order requires, in part, that the FDA find that products manufactured, processed and packed at the former Richlyn facility (our Philadelphia facility) conform with FDA regulations concerning cGMP before the products can be marketed. If we are unable to maintain compliance with cGMP, the packaging operations we conduct at our Philadelphia facility could be severely restricted.

We depend on our patents and trade secrets and our future success is dependent on our ability to protect these secrets and not infringe on the rights of others.

We believe that patent and trade secret protection is important to our business and that our future success will depend in part on our ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. We have been issued one U.S. patent and have filed additional U.S. and various foreign patent applications relating to our drug delivery technologies. We expect to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. In addition, the issuance of a patent to us does not mean that our products do not infringe on the patents of others. We cannot assure you that:

     >> our patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;
     >>  any of our future processes or products will be patentable;
     >> any pending or additional patents will be issued in any or all appropriate jurisdictions;
     >> our processes or products will not infringe upon the patents of third parties; or
     >> we will have the resources to defend against charges of patent infringement by third parties or to protect our own patent rights against infringement by third parties.

We also rely on trade secrets and proprietary knowledge, which we generally seek to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known by competitors.

Our business and financial results could be materially harmed if we fail to avoid infringement of the patent or proprietary rights of others or to protect our patent rights.

We have exposure to patent infringement litigation as a result of our product development efforts, which could adversely affect our product introduction efforts and be costly.

The patent position of pharmaceutical firms involves many complex legal and technical issues and has recently been the subject of much litigation. There is no clear policy establishing the breadth of claims allowed or the degree of protection afforded under these patents. During the past several years, there is an increasing tendency for the innovator of the original patented product to bring patent litigation against a generic drug company. This litigation is often initiated as an attempt to delay the entry of the generic drug product and reduce its market penetration.

As of March 31, 2001 we have purchased $7 million of patent infringement liability insurance covering us against patent infringement claims made against us relating to ANDAs we file under Paragraph IV of the Hatch-Waxman Amendments. There can be no assurance that the insurance coverage will be sufficient to cover any liability resulting from alleged or proven patent infringement.

We may be subject to product liability litigation and any claims brought against us could have a material adverse effect upon us.

The design, development and manufacture of our products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Any claims brought against us, whether fully covered by insurance or not, could have a material adverse effect upon us.

We are dependent on a small number of suppliers for our raw materials, and any delay or unavailability of raw materials can materially adversely affect our ability to produce products.

The FDA requires identification of raw material suppliers in applications for approval of drug products. If raw materials were unavailable from a specified supplier, FDA approval of a new supplier could delay the manufacture of the drug involved. In addition, some materials used in our products are currently available from only one or a limited number of suppliers. Further, a significant portion of our raw materials may be available only from foreign sources. Foreign sources can be subject to the special risks of doing business abroad, including:

     >> greater possibility for disruption due to transportation or communication problems;
     >>  the relative instability of foreign governments and economies;
     >> interim price volatility based on labor unrest or materials or equipment shortages; and
     >> uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

The delay or unavailability of raw materials can materially adversely affect our ability to produce products. This can materially adversely affect our business and operations.

We depend on key officers and qualified scientific and technical employees and our limited resources may make it more difficult to attract and retain these personnel.

As a small company with, as of March 31, 2001, 112 employees, the success of our present and future operations will depend to a great extent on the collective experience, abilities and continued service of Charles Hsiao, our Chairman and Co-Chief Executive Officer, Barry R. Edwards, our Co-Chief Executive Officer, Larry Hsu, our President and Chief Operating Officer, and certain of our other executive officers. We do not have any employment agreements with any of our executive officers, other than Dr. Hsiao, Mr. Edwards, and Dr. Hsu. We do not maintain key man life insurance on the lives of any of our executives. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Because of the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs. Our small size and limited resources may make it more difficult for us to attract and retain our executive officers and qualified scientific and technical personnel.

We have limited manufacturing capacity requiring us to build additional capacity for products in our pipeline. Our manufacturing facilities must comply with stringent FDA and other regulatory requirements.

We currently have three facilities: the Hayward (Huntwood Avenue), California, 35,000 square feet facility which serves as our headquarters and the primary development center; the Hayward (San Antonio Street), California, 50,400 square feet facility which is currently under construction to serve as the primary manufacturing center and the Philadelphia, Pennsylvania, 113,000 square feet facility which serves as our center for sales, packaging and distribution.

In addition to obtaining the appropriate licenses and permits to build the new facility currently under construction, the new manufacturing facility, once completed, will need to be in compliance with cGMP and inspected. We cannot assure you that such permits, licenses and approvals will be obtained or, if obtained, obtained in time to manufacture additional products as they are approved. Our facilities are subject to periodic inspections by the FDA and we cannot assure you that the facilities will continue to be in compliance with cGMP or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval and distribution of our planned products, and may require us to incur significant additional expense to comply with cGMP or other regulatory requirements.

The DEA also periodically inspects facilities for compliance with security, recordkeeping, and other requirements that govern controlled substances. We cannot assure you that we will be in compliance with DEA requirements in the future.

Our compliance with environmental laws may necessitate uncertain expenditures in the future, the capital for which may not be available to us.

We cannot accurately predict the outcome or timing of future expenditures that we may be required to pay in order to comply with the federal, state and local environmental, safety and health laws and regulations that are applicable to our operations and facilities. We must comply with environmental laws that govern, among other things, airborne emissions, waste water discharges, workplace safety, and solid and hazardous waste disposal. We are also subject to potential liability for the remediation of contamination associated with both present and past hazardous waste generation, handling and disposal activities. We are subject periodically to environmental compliance reviews by environmental, safety and health regulatory agencies. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Our limited capital makes it uncertain whether we will be able to pay for larger than expected capital expenditures. Also, future costs of compliance with new environmental, safety and health requirements could have a material adverse effect on our financial condition or results of operations.

If we are unable to manage our rapid growth, our business will suffer.

We have experienced rapid growth of our operations. This growth has required us to expand, upgrade and improve our administrative, operational and management systems, controls and resources. We anticipate additional growth in connection with the expansion of our manufacturing operations, development of our brand name products, our marketing and sales efforts for the products we develop, the development and manufacturing efforts for our products and Internet operations. If we fail to manage growth effectively or to develop a successful marketing approach, our business and financial results will be materially harmed.

Our stockholders may sustain future dilution in ownership as a result of the terms of some of our outstanding securities or future issuance of securities.

We may need to raise additional capital in the future to fund our planned expansion. To the extent we raise additional capital by issuing equity securities, ownership dilution to our stockholders will result. At March 31, 2001, we had 17,000 shares outstanding of our Series 1 Preferred Stock and 75,000 shares of our Series 2 Preferred Stock. At March 31, 2001, these shares were convertible, at any time at the option of their holders, into an aggregate of 2,634,172 shares of our common stock. The shares of preferred stock also have anti-dilution protections if we were to issue stock for a price below stated levels ($2.00 per share for the Series 1-A Preferred Stock, $1.4989 per share for the Series 1-B Preferred Stock, and $5.00 per share for the Series 2 Preferred Stock), which could make them convertible into additional shares of common stock. In addition, our Series 1 Preferred Stock and Series 2 Preferred Stock are subject to redemption, either mandatorily on March 31, 2004 for the Series 1 and on March 31, 2005 for the Series 2 or at the option of the holder upon the occurrence of certain events. In either case, we can elect to pay the redemption price of $100 per share of Preferred Stock by issuing shares of common stock at a discount of 10% from the then current market price of the common stock. In addition, we borrowed $22 million from Teva. This loan will be forgiven if we achieve certain milestones relating to the development of certain products. If we fail to achieve the milestones, the loan will become payable on January 15, 2004, in cash or, at our option, by the issuance of our common stock at a price equal to the average closing sale price for the common stock measured over the ten trading days ending two days prior to the date on which the common stock is acquired by Teva. We also agreed to sell to Teva at various times through June 15, 2002 at the then market price such number of shares of our common stock as can be purchased with $15 million.

Our stockholders may be adversely affected by strategic alliances or licensing arrangements we make with other companies.

We may determine to raise additional capital by entering into strategic alliances or licensing arrangements with other companies. These arrangements may require us to relinquish rights to certain of our technologies or product candidates, or to grant licenses on terms that are not favorable to us, either of which could reduce our value.

A substantial number of our shares are eligible for future sale and the sale of our shares into the market may depress our stock price.

Our stock price may be depressed by future sales of our shares or perception that such sales may occur. We had 42,290,225 shares outstanding as of March 31, 2001 of which 20,614,142 shares are owned by our officers and directors, or their affiliates, and are considered restricted shares. Substantially all of these shares have been registered for sale under the Securities Act of 1933, and, subject to certain limitations, may be sold at any time. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market by these holders may lower the common stock's market price.

Control of our company is concentrated among a limited number of stockholders, who can exercise significant influence over all matters requiring stockholder approval.

As of March 31, 2001, our present directors, executive officers and their respective affiliates and related entities beneficially owned approximately 42.6% of our common stock and common stock equivalents. Certain of these stockholders have the right to obtain additional shares of our equity securities under certain circumstances. They are entitled to pre-emptive rights, meaning that they are entitled to purchase additional shares of our equity securities when we sell shares of our equity in order to maintain their percentage ownership in our company, and are also entitled to anti-dilution protection, meaning that they will receive additional shares of our common stock in the event that we issue shares of our common or preferred stock at a lower purchase price than the purchase price paid for shares issued to these stockholders. They may also receive additional shares of our common stock if, pursuant to the mandatory or optional redemption provisions of our preferred stock, we redeem our preferred stock by electing to issue common stock in lieu of paying the cash redemption price. These stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also potentially delay or prevent a change in control of our company. In addition, holders of approximately 64% of our outstanding voting stock have entered into an agreement committing them to vote their shares of stock until December 14, 2002 for the election as directors of the individuals designated each year by the former boards of Global and Impax Pharmaceuticals, Inc. prior to our merger.

Our stock price is likely to remain volatile as a result of many factors beyond our control.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like the stock price of many publicly traded specialty pharmaceutical companies, has been and may continue to be volatile. As a result, you may be unable to sell your shares of common stock at or above the offering price. Prices of our common stock may be influenced by many factors, including:

     >>  investor perception of us;
     >>  analyst recommendations;
     >>  market conditions relating to specialty pharmaceutical companies;
     >>  announcements of new products by us or our competitors;
     >> publicity regarding actual or potential development relating to products under development by us or our competitors;
     >>  developments or disputes concerning patent or proprietary rights;
     >>  delays in the development or approval of our product candidates;
     >>  regulatory developments;
     >>  period to period fluctuations in financial results;
     >>  future sales of substantial amounts of common stock by shareholders;
         and
     >>  economic and other external factors.

The anti-takeover provisions of our charter documents and Delaware law could affect shareholders.

Certain provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects and may delay, defer or prevent a takeover attempt of our company. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares our common stock. Our board of directors has the authority to issue up to 2,000,000 shares of our preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders (except that the rights, preferences and privileges may not be more favorable to the stockholder than the Series 1 Preferred Stock and Series 2 Preferred Stock, without the approval of holders of the Series 1 Preferred Stock and Series 2 Preferred Stock). Preferred stockholders could adversely affect the rights of holders of common stock by:

     >> exercising voting, redemption and conversion rights to the detriment of the holders of common stock;
     >> receiving preferences over the holders of common stock regarding assets or surplus funds in the event of our dissolution or liquidation;
     >> delaying, deferring or preventing a change in control of our company; >> discouraging bids for our common stock at a premium over the market price of the common stock; and
     >>  otherwise adversely affecting the market price of the common stock.

We are also subject to the anti-takeover provisions of the Delaware General Business Corporation Law.

You are not likely to receive dividends.

We have not paid any cash dividends on our common stock and we do not plan to pay any cash dividends in the foreseeable future. We plan to retain any earnings for the operation and expansion of our business. In addition, dividends, if and when paid, may be subject to income tax withholding.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference facilities in New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site on the Internet at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding our company and other registrants that file electronically with the SEC.

         We have filed a registration statement on Form S-3 with the SEC covering the shares of common stock being offered by means of this prospectus. We are allowed to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all the shares:

     1. Our annual report on Form 10-KSB for the year ended December 31, 2000;

     2. Our quarterly report on Form 10-QSB for the quarter ended March 31, 2000;

     3. Our current report on Form 8-K filed on July 3, 2001; and

     4. The description of our common stock contained in our registration statement on Form 8-A filed on December 8, 1995, as amended on December 14, 1997.

         You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544, telephone number (510) 471-3600.

         You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "believe," "expect," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity," "future," "project," and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors." You should carefully consider that information before you make an investment decision. You should not place undue reliance on our forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The table below sets forth information as of June 30, 2001 with respect to the number and percentage of shares of common stock beneficially owned by each of the selling stockholders and the number of shares that each selling stockholder may offer.

                                                      Shares of Common           Number of           Shares of Common
                                                     Stock Beneficially            Shares           Stock Beneficially
                                                      Owned Before this            Being             Owned After this
            Selling Stockholder                           Offering                Offered                Offering
---------------------------------------------     --------------------------    -------------     ------------------------
                                                    Number(1)      Percent                         Number(1)     Percent
                                                  -------------    ---------                      ----------    ----------
Brookside Capital Partners Fund, L.P.              1,250,000        2.8            1,250,000          --          --
Fleming US Discovery Fund III, L.P.(1)             4,973,539       10.8              269,320      4,704,219      10.2
Fleming US Discovery Offshore Fund III, L.P.(1)      797,295        1.8               43,180        754,115       1.7
DCF Partners L.P.                                    437,500         *               437,500          --          --
DCF Life Sciences Fund Limited                       187,500         *               187,500          --          --

------
*   less than 1%

(1) David J. Edwards, a director of our Company for the two years prior to the date of this prospectus, and Robert L. Burr, a director of our company since May 2001, are partners of Fleming US Discovery Partners, L.P., an affiliate of Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. When we refer to the "selling stockholders" in this prospectus, that term includes donees and pledgees selling shares of common stock under this prospectus which were received from the selling stockholders.

         The selling stockholders may sell their shares at various times in one or more of the following transactions:

         o on the Nasdaq National Market (or any other exchange on which the shares may be listed);

         o in the over-the-counter market;

         o in negotiated transactions other than on the over-the-counter market;

         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers and in transactions where the broker or dealer acts as principal and resells shares for its own account under this prospectus;

         o in block trades;

         o by pledge to secure debts and other obligations;

         o in connection with the writing of non-traded and exchange-traded put or call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

         o in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell shares directly or may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. This compensation may be in excess of customary commissions.

         The selling stockholders may also sell all or a portion of their shares under Rule 144 under the Securities Act of 1933 (the "Securities Act"), or pursuant to other available exceptions from the registration requirements of the Securities Act or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts.

         If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

         o the names of the selling stockholders and of the participating broker-dealer(s);

         o the number of shares involved;

         o the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o other facts material to the transaction.

         In addition, if we are notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

         The selling stockholders have entered into an agreement among themselves not to sell or otherwise transfer their shares of common stock, including the shares covered by this prospectus, until the earlier of November 28, 2001 or the date on which we close a firm commitment underwriting of our securities with gross proceeds to us of at least $40.0 million.

         The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

         In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

         An opinion will be delivered by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania, to the effect that the shares of our common stock being offered by this prospectus have been duly and validly authorized and are legally issued, fully paid and nonassessable.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our corporation is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the "DGCL"), in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

         As permitted by Section 145 of the DGCL, Section TWELFTH of our Certificate of Incorporation (our "Certificate") provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us. Section ELEVENTH of our Certificate further provides that our directors are not personally liable to us or our stockholders of monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which deals with unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

         The following table sets forth the company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

        SEC registration fee.....................................  $ 7,221
        Legal fees and expenses..................................  $ 5,000
        Accounting fees and expenses.............................  $ 1,000
        Miscellaneous expenses...................................  $   500
                                                                   -------
                Total:...........................................  $13,721

None of these expenses are being paid by the selling stockholders.

Item 15.  Indemnification Of Directors And Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by law, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Section TWELFTH of the Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, bot as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Section ELEVENTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

Item 16.  Exhibits

Exhibit
Number   Description of Document
------   -----------------------

4.1 Specimen Certificate of the Company's Common Stock, par value $.01 per share. (1)

5.1      Opinion of Blank Rome Comisky & McCauley LLP.

23.1     Consent of PricewaterhouseCoopers LLP.

24.1     Power of Attorney (included on signature page).

------

(1) Incorporated herein by reference to the Registration Statement on Form S-4 (File No. 333-90599).


Item 17.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

                  (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania on July 19, 2001.

                                       IMPAX LABORATORIES, INC.


                                       By: /s/ Barry R. Edwards
                                           -----------------------------
                                           Barry R. Edwards,
                                           Co-Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry R. Edwards, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on July 19, 2001 in the capacities indicated.

Name                          Title
----                          -----
/s/ Charles Hsiao, Ph.D.      Chairman, Co-Chief Executive Officer and Director
--------------------------
Charles Hsiao, Ph.D.

/s/ Barry R. Edwards          Co-Chief Executive Officer and Director
--------------------------
Barry R. Edwards

/s/ Larry Hsu, Ph.D.          President, Chief Operating Officer and Director
--------------------------

Larry Hsu, Ph.D.
/s/ Leslie Z. Benet           Director
--------------------------
Leslie Z. Benet

/s/ Robert L. Burr            Director
--------------------------
Robert L. Burr

/s/ David J. Edwards          Director
--------------------------

David J. Edwards

/s/ Nigel Fleming, Ph.D.      Director
--------------------------

Nigel Fleming, Ph.D.

/s/ Jason Lin                 Director
--------------------------
Jason Lin

/s/ Michael Markbreiter       Director
--------------------------
Michael Markbreiter

/s/ Oh Kim Sun                Director
--------------------------
Oh Kim Sun

/s/ Michael G. Wokasch        Director
--------------------------
Michael G. Wokasch

                                  EXHIBIT INDEX

     Exhibit
     Number         Description of Document
     --------       ------------------------------------------------------------
        4.1         Specimen Certificate of the Company's Common Stock, par
                    value $0.01 per share.(1)

        5.1         Opinion of Blank Rome Comisky & McCauley LLP.

       23.1         Consent of PricewaterhouseCoopers LLP.

       24.1         Power of Attorney (included on signature page).

---------------------
(1) Incorporated herein by reference to the Registration Statement on Form S-4 (File No. 333-90599).